EXHIBIT 99

PRESS RELEASE DATED JULY 26, 2017

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2017 RESULTS

NOTABLE ITEMS INCLUDE:

•	DILUTED EARNINGS PER SHARE INCREASED 20% OVER THE COMPARABLE 2016 QUARTER

•	NET INTEREST INCOME INCREASED $1.3 MILLION, OR 4.9%, OVER THE COMPARABLE 2016 QUARTER

•	ORIGINATED LOANS HELD-FOR-INVESTMENT, NET, INCREASED 7.3% YEAR-TO-DATE

•	ASSET QUALITY REMAINS STRONG WITH NONPERFORMING ASSETS AT 0.19% OF TOTAL ASSETS AND NON PERFORMING LOANS AT 0.21% OF TOTAL LOANS

•	CAPITAL REMAINS STRONG AT 16.5%

•	CASH DIVIDEND OF $0.08 PER SHARE OF COMMON STOCK DECLARED PAYABLE AUGUST 23, 2017 TO STOCKHOLDERS OF RECORD AS OF AUGUST 9, 2017

WOODBRIDGE, NEW JERSEY, JULY 26, 2017....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.18 and $0.39 for the quarter and six months ended June 30, 2017, respectively, compared to diluted earnings per common share of $0.15 and $0.23 for the quarter and six months ended June 30, 2016, respectively. In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718) (“ASU 2016-09”) which resulted in a $593,000, or $0.01 per diluted share, and a $2.3 million, or $0.05 per diluted share, reduction in income tax expense for the quarter and six months ended June 30, 2017, respectively. Earnings for the six months ended June 30, 2017, also reflect $1.5 million, or $0.03 per diluted share, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies, recorded in the first quarter of 2017. Earnings for the six months ended June 30, 2016, included merger-related expenses associated with the acquisition of Hopewell Valley Community Bank (“Hopewell Valley”) of approximately $2.1 million, net of tax, or $0.05 per diluted share.
John W. Alexander, Chairman and Chief Executive Officer, commented, “Our solid financial performance for the quarter continues to be driven by the fundamentals of disciplined growth, pricing, and expense management. Originated loans held-for-investment have increased over seven percent for the year, asset quality continues to remain strong, our net interest margin experienced a slight increase over the comparable six month prior year period, and our efficiency ratio continues to improve. On the customer experience side, we continue to enhance our online banking system by now providing auto enrollment for mobile deposits and have added Android and Samsung Pay to our existing Apple Pay. Also, we have expanded our online account opening opportunities and added the ability for online customers to transfer funds between banks.”
Mr. Alexander further noted, “I am pleased to announce the declaration of a $0.08 per common share dividend by the Board of Directors. This dividend will be payable on August 23, 2017, to stockholders of record on August 9, 2017.”

Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2017 and 2016

Net income was $18.4 million and $10.6 million for the six months ended June 30, 2017, and June 30, 2016, respectively. Significant variances from the comparable prior year period are as follows: a $3.2 million increase in net interest income, a $1.0 million increase in the provision for loan losses, a $1.8 million increase in non-interest income, a $4.8 million decrease in non-interest expense, and a $1.2 million increase in income tax expense.

Net interest income for the six months ended June 30, 2017, increased $3.2 million, or 6.4%, to $53.6 million, from $50.4 million for the six months ended June 30, 2016, primarily due to a $189.0 million, or 5.5%, increase in our average interest-earning assets and a four basis point increase in our net interest margin to 3.01%. The increase in average interest-earning assets was due primarily to an increase in average loans outstanding of $307.3 million, partially offset by decreases in average mortgage-backed securities of $105.3 million and interest-earning deposits in financial institutions of $15.9 million. The increase in average loans was primarily due to originated loan growth. Net interest income for the six months ended June 30, 2017, included loan prepayment income of $520,000 as compared to $935,000 for the six months ended June 30, 2016. Yields earned on interest-earning assets increased one basis point to 3.63% for the six months ended June 30, 2017, from 3.62% for the six months ended June 30, 2016. The cost of interest-bearing liabilities decreased three basis points to 0.80% for the six months ended June 30, 2017, as compared to 0.83% for the six months ended June 30, 2016, primarily due to lower rates on borrowed funds.

The provision for loan losses increased by $1.0 million to $883,000 for the six months ended June 30, 2017, from a negative provision of $117,000 for the six months ended June 30, 2016, primarily due to growth in the loan portfolio, partially offset by declines in non-performing loans and net recoveries during the six months ended June 30, 2017. Net recoveries, primarily resulting from insurance proceeds received related to a previously impaired loan, were $127,000 for the six months ended June 30, 2017, compared to net charge-offs of $336,000 for the six months ended June 30, 2016.

Non-interest income increased $1.8 million, or 38.3%, to $6.6 million for the six months ended June 30, 2017, from $4.8 million for the six months ended June 30, 2016, primarily due to an increase of $1.5 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, and an increase of $415,000 in gains on securities transactions, net. Securities gains, net, during the six months ended June 30, 2017, included gains of $668,000 related to the Company’s trading portfolio, compared to gains of $44,000 in the comparative prior year period. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense decreased $4.8 million, or 12.4%, to $34.2 million for the six months ended June 30, 2017, from $39.0 million for the six months ended June 30, 2016. The decrease was primarily due to a $3.5 million reduction in merger-related expenses associated with the Hopewell Valley acquisition reflected in the first six months of 2016. Compensation and employee benefits expense decreased $1.6 million, due primarily to a reduction in severance, retention, and change-in-control compensation associated with the Hopewell Valley acquisition in the prior year period, partially offset by annual merit-related salary increases and an increase in expense related to the Company’s deferred compensation plan, which is described above, and which has no effect on net income. Data processing fees decreased $964,000, primarily due to non-recurring conversion costs associated with the Hopewell Valley acquisition incurred in the prior year period. Professional fees decreased $472,000 due to $557,000 of non-recurring merger-related professional fees associated with the Hopewell Valley acquisition incurred in the prior year period, partially offset by an increase in other professional fees. FDIC insurance expense decreased by $446,000 due to a reduction in the FDIC's assessment rates for depository institutions with less than $10.0 billion in assets, which became effective in the quarter ended September 30, 2016. Other expense decreased by $1.1 million, primarily due to lower Directors' equity award expense, related to the retirement of three directors, and lower advertising expense, due in part to lower printing and production costs associated with Hopewell Valley customer communications and data conversion mailings in the first six months of 2016.

The Company recorded income tax expense of $6.8 million for the six months ended June 30, 2017, compared to $5.6 million for the six months ended June 30, 2016. The effective tax rate for the six months ended June 30, 2017, was 26.9% compared to 34.5% for the six months ended June 30, 2016. The Company adopted ASU 2016-09 in the first quarter of 2017, which resulted in, among other things, a $2.3 million reduction in income tax expense related to the exercise or vesting of equity awards during the six months ended June 30, 2017. Previously, these tax benefits were recorded through equity as an adjustment to additional paid in capital. In addition, the effective tax rate for the six months ended June 30, 2017, also was affected by $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. In accordance with applicable accounting standards, the tax effect will be recognized evenly throughout the year.

Comparison of Operating Results for the Three Months Ended June 30, 2017 and 2016

Net income was $8.4 million and $7.0 million for the quarters ended June 30, 2017, and June 30, 2016, respectively. Significant variances from the comparable prior year quarter are as follows: a $1.3 million increase in net interest income, a $497,000 increase in the provision for loan losses, a $96,000 decrease in non-interest income, an $876,000 decrease in non-interest expense, and a $126,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2017, increased $1.3 million, or 4.9%, primarily due to a $193.1 million, or 5.6%, increase in our average interest-earning assets, partially offset by a three basis point decrease in our net interest margin to 2.97%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $320.8 million, partially offset by decreases in average mortgage-backed securities of $124.0 million and interest-earning deposits in financial institutions of $3.3 million. The increase in average loans was primarily due to originated loan growth. Net interest income for the quarter ended June 30, 2017, included loan prepayment income of $193,000 as compared to $691,000 for the quarter ended June 30, 2016. Yields earned on interest-earning assets decreased four basis points to 3.61% for the quarter ended June 30, 2017, from 3.65% for the quarter ended June 30, 2016. The cost of interest-bearing liabilities decreased one basis point to 0.82% for the current quarter as compared to 0.83% for the comparable prior year quarter.

The provision for loan losses increased by $497,000 to $511,000 for the quarter ended June 30, 2017, from $14,000 for the quarter ended June 30, 2016, primarily due to growth in the loan portfolio and higher net charge-offs, partially offset by declines in non-performing loans. Net charge-offs were $190,000 for the quarter ended June 30, 2017, compared to net charge-offs of $75,000 for the quarter ended June 30, 2016.

Non-interest income remained relatively stable at $2.4 million for the quarter ended June 30, 2017, as compared to $2.5 million for the quarter ended June 30, 2016.

Non-interest expense decreased $876,000, or 5.0%, to $16.6 million for the quarter ended June 30, 2017, from $17.5 million for the quarter ended June 30, 2016. The decrease was due primarily to decreases of $266,000 in data processing fees, $101,000 in other professional fees, $229,000 in FDIC insurance expense due to a reduction in the FDIC's assessment rates for depository institutions with less than $10.0 billion in assets, which became effective in the quarter ended September 30, 2016, and $332,000 in other expense, primarily due to lower Directors' equity award expense related to the retirement of three directors.

The Company recorded income tax expense of $3.8 million for the quarter ended June 30, 2017, compared to $3.7 million for the quarter ended June 30, 2016. The effective tax rate for the quarter ended June 30, 2017, was 31.2% compared to 34.5% for the quarter ended June 30, 2016. The Company adopted ASU 2016-09 in the first quarter of 2017, the effect of which was a $593,000 reduction in income tax expense related to the exercise or vesting of equity awards during the quarter ended June 30, 2017, which was previously recorded through equity as an adjustment to additional paid in capital.

Comparison of Operating Results for the Three Months Ended June 30, 2017, and March 31, 2017

Net income was $8.4 million and $9.9 million for the quarters ended June 30, 2017, and March 31, 2017, respectively. Significant variances from the prior quarter are as follows: a $232,000 increase in net interest income, a $139,000 increase in the provision for loan losses, a $1.7 million decrease in non-interest income, a $926,000 decrease in non-interest expense, and an $847,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2017, was relatively flat compared to the quarter ended March 31, 2017, as the increase in our average interest-earning assets of $66.8 million, or 1.9%, was offset by a decrease in our net interest margin of seven basis points to 2.97%. The increase in our average interest-earning assets was due primarily to increases in average loans outstanding of $67.2 million and interest-earning deposits in financial institutions of $19.2 million, partially offset by a decrease in average mortgage-backed securities of $22.8 million. Net interest income for the quarter ended June 30, 2017, included loan prepayment income of $193,000 as compared to $327,000 for the quarter ended March 31, 2017. Yields earned on interest-earning assets decreased four basis points to 3.61% for the quarter ended June 30, 2017, from 3.65% for the quarter ended March 31, 2017. The cost of interest-bearing liabilities increased three basis points to 0.82% for the quarter ended June 30, 2017, as compared to 0.79% for the quarter ended March 31, 2017, primarily due to higher rates on certificates of deposits and borrowed funds.

The provision for loan losses increased by $139,000 to $511,000 for the quarter ended June 30, 2017, from $372,000 for the quarter ended March 31, 2017, due primarily to growth in the portfolio and higher net charge-offs. Net charge-offs were $190,000 for the quarter ended June 30, 2017, compared to net recoveries of $317,000 for the quarter ended March 31, 2017.

Non-interest income decreased $1.7 million, or 41.2%, to $2.4 million for the quarter ended June 30, 2017, from $4.1 million for the quarter ended March 31, 2017. The decrease was primarily the result of a $1.5 million decrease in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies received in the quarter ended March 31, 2017, and, to a lesser extent, decreases of $152,000 in gains on securities transactions, net, and $111,000 in fees and service charges for customers.

Non-interest expense decreased $926,000, or 5.3%, to $16.6 million for the quarter ended June 30, 2017, from $17.5 million for the quarter ended March 31, 2017, due primarily to a decrease of $198,000 in compensation and employee benefits, the majority of which is due to a decrease in expense related to the Company’s deferred compensation plan, which is described above, and has no effect on net income, a decrease of $261,000 in occupancy costs, consisting primarily of lower repairs and maintenance costs associated with snow removal costs incurred in the first quarter, a decrease of $275,000 in other professional fees, related to lower recruiting fees and regulatory review fees, and a decrease of $133,000 in other expenses.

The Company recorded income tax expense of $3.8 million for the quarter ended June 30, 2017, compared to $3.0 million for the quarter ended March 31, 2017. The effective tax rate for the quarter ended June 30, 2017 was 31.2% compared to 22.9% for the quarter ended March 31, 2017. The Company adopted ASU 2016-09 in the first quarter of 2017, which resulted in a reduction in income tax expense of $593,000, and $1.7 million, for the quarters ended June 30, 2017, and March 31, 2017, respectively, related to the exercise or vesting of equity awards. Previously, these tax benefits were recorded through equity as an adjustment to additional paid in capital. In addition, the effective tax rate for the quarter ended March 31, 2017, was affected by $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. In accordance with applicable accounting standards, the tax effect will be recognized evenly throughout the year.
Financial Condition
Total assets increased $9.5 million, or 0.2%, to $3.86 billion at June 30, 2017, from $3.85 billion at December 31, 2016. The increase was primarily due to an increase in loans held-for-investment, net, of $79.8 million, partially offset by decreases in cash and cash equivalents of $45.8 million and securities available-for-sale of $25.9 million.

As of June 30, 2017, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 386%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include, monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $79.8 million to $3.05 billion at June 30, 2017, from $2.97 billion at December 31, 2016. Originated loans held-for-investment, net, totaled $2.30 billion at June 30, 2017, as compared to $2.14 billion at December 31, 2016. The increase was primarily due to an increase in multifamily real estate loans of $151.9 million, or 10.1%.

The following tables detail our multifamily real estate originations for the six months ended June 30, 2017 and 2016 (dollars in thousands):

For the Six Months Ended June 30, 2017
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$192,407	3.55%	60%	80	V	15 to 30 Years
750	5.00%	48%	1	V	Line of Credit (2-Year Term)
7,640	3.89%	27%	180	F	15 Years
$200,797	3.57%	59%

For the Six Months Ended June 30, 2016
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$110,265	3.46%	61%	82	V	30 Years
3,075	4.07%	36%	180	F	15 Years
$113,340	3.48%	60%
Acquired loans decreased by $74.0 million to $719.2 million at June 30, 2017, from $793.2 million at December 31, 2016. The decrease was primarily due to paydowns.
Purchased credit-impaired (PCI) loans totaled $28.0 million at June 30, 2017, as compared to $30.5 million at December 31, 2016. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.3 million and $2.8 million attributable to PCI loans for the three and six months ended June 30, 2017, respectively, as compared to $1.4 million and $2.7 million for the three and six months ended June 30, 2016, respectively.

The Company’s available-for-sale securities portfolio totaled $473.0 million at June 30, 2017, compared to $498.9 million at December 31, 2016, with the decrease being primarily attributable to paydowns. At June 30, 2017, $407.8 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $63.0 million in corporate bonds, all of which were considered investment grade at June 30, 2017, and other securities of $2.1 million (including $314,000 of equity investments in money market mutual funds).

Total liabilities decreased $7.8 million, or 0.2%, to $3.22 billion at June 30, 2017, from $3.23 billion at December 31, 2016.  The decrease was primarily attributable to decreases in deposits of $35.1 million and securities sold under agreements to repurchase of $4.0 million, partially offset by an increase in other borrowings of $31.5 million.

Deposits decreased $35.1 million, or 1.3%, to $2.68 billion at June 30, 2017, as compared to $2.71 billion at December 31, 2016. The decrease was attributable to decreases of $95.0 million in transaction accounts and $38.4 million in savings accounts, partially offset by increases of $11.9 million in money market accounts and $86.4 million in certificates of deposit accounts.

Borrowings and securities sold under agreements to repurchase increased by $27.5 million, or 5.8%, to $500.7 million at June 30, 2017, from $473.2 million at December 31, 2016. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies. The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at June 30, 2017 (dollars in thousands):

Year	Amount	Weighted Average Rate
2017	$85,000	1.27%
2018	140,715	1.64%
2019	123,502	1.48%
2020	90,000	1.65%
2021	46,725	1.80%
	$485,942	1.55%

Total stockholders’ equity increased by $17.3 million to $638.5 million at June 30, 2017, from $621.2 million at December 31, 2016. The increase was primarily attributable to net income of $18.4 million for the six months ended June 30, 2017, and to a lesser extent a $4.4 million increase related to equity award activity, and a $1.9 million reduction in unrealized losses on our securities available-for-sale portfolio. These increases were partially offset by dividend payments of $7.4 million.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2017, and December 31, 2016 (dollars in thousands):

	June 30, 2017	December 31, 2016
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$4,154	$5,513
One-to-four family residential	747	1,629
Multifamily	422	43
Home equity and lines of credit	117	127
Commercial and industrial	76	9
Total non-accrual loans held-for-investment	5,516	7,321
Held-for-sale
Commercial	494	—
Total non-accrual loans	6,010	7,321
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	84	—
One-to-four family residential	157	52
Home equity and lines of credit	3	8
Other	47	—
Total loans delinquent 90 days or more and still accruing	291	60
Total non-performing loans	6,301	7,381
Other real estate owned	850	850
Total non-performing assets	$7,151	$8,231
Loans subject to restructuring agreements and still accruing	$20,643	$20,628
Accruing loans 30 to 89 days delinquent	$14,087	$10,100

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $14.1 million and $10.1 million at June 30, 2017, and December 31, 2016, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2017, and December 31, 2016 (dollars in thousands):

	June 30, 2017	December 31, 2016
Held-for-investment
Real estate loans:
Commercial	$5,895	$4,578
One-to-four family residential	3,496	3,621
Multifamily	2,584	1,440
Home equity and lines of credit	301	263
Commercial and industrial loans	296	148
Other loans	—	50
Total delinquent accruing loans held-for-investment	$12,572	$10,100
Held-for-sale
Multifamily	1,515	—
Total delinquent accruing loans	$14,087	$10,100

PCI Loans (Held-for-Investment)

At June 30, 2017, 8.4% of PCI loans were past due 30 to 89 days, and 15.1% were past due 90 days or more, as compared to 6.6% and 19.3%, respectively, at December 31, 2016.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets) (8) (9)	0.86%	0.76%	1.05%	0.95%	0.59%
Return on equity (ratio of net income to average equity) (8) (9)	5.30	4.64	6.44	5.86	3.54
Average equity to average total assets	16.26	16.39	16.29	16.28	16.54
Interest rate spread	2.79	2.82	2.86	2.83	2.79
Net interest margin	2.97	3.00	3.04	3.01	2.97
Efficiency ratio(2) (10) (11)	56.63	62.09	56.92	56.78	70.73
Non-interest expense to average total assets (10)	1.70	1.91	1.85	1.78	2.15
Non-interest expense to average total interest-earning assets (10)	1.84	2.05	2.00	1.92	2.30
Average interest-earning assets to average interest-bearing liabilities	128.63	128.86	128.71	128.67	128.46
Asset Quality Ratios:
Non-performing assets to total assets	0.19	0.29	0.19	0.19	0.29
Non-performing loans(3) to total loans(4)	0.21	0.39	0.21	0.21	0.39
Allowance for loan losses to non-performing loans held-for-investment(5)	441.01	221.71	392.18	441.01	221.71
Allowance for loan losses to originated loans held-for-investment, net(6)	1.07	1.18	1.08	1.07	1.18
Allowance for loan losses to total loans held-for-investment, net(7)	0.84	0.87	0.83	0.84	0.87

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes nonperforming loans held-for-sale (where applicable), carried at lower of aggregate cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(7)	Includes PCI and acquired loans held-for-investment.
(8) The three and six months ended June 30, 2017, include a $593,000 and $2.3 million tax benefit from the adoption of ASU 2016-09. The three months ended March 31, 2017, includes a $1.7 million tax benefit from the adoption of ASU 2016-09. The three months ended March 31, 2017, and the six months ended June 30, 2017, include tax-exempt income of $1.5 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(9) The three and six months ended June 30, 2016, includes charges of $155,000 and $2.1 million, net of tax, respectively, associated with the acquisition of Hopewell Valley.
(10) The three and six months ended June 30, 2016, includes pre-tax charges of $259,000 and $3.5 million, respectively, associated with the acquisition of Hopewell Valley.
(11) The three months ended March 31, 2017, includes tax-exempt income of $1.5 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$15,136	$18,412
Interest-bearing deposits in other financial institutions	35,163	77,673
Total cash and cash equivalents	50,299	96,085
Trading securities	8,808	7,857
Securities available-for-sale, at estimated fair value	473,009	498,897
Securities held-to-maturity, at amortized cost	10,039	10,148
(estimated fair value of $10,021 at June 30, 2017, and $10,118 at December 31, 2016)
Loans held-for-sale	2,009	—
Originated loans held-for-investment, net	2,300,632	2,144,346
Loans acquired	719,248	793,240
Purchased credit-impaired (PCI) loans held-for-investment	28,035	30,498
Loans held-for-investment, net	3,047,915	2,968,084
Allowance for loan losses	(25,605)	(24,595)
Net loans held-for-investment	3,022,310	2,943,489
Accrued interest receivable	9,766	9,714
Bank owned life insurance	148,695	148,047
Federal Home Loan Bank of New York stock, at cost	26,855	25,123
Premises and equipment, net	25,890	26,910
Goodwill	38,411	38,411
Other real estate owned	850	850
Other assets	42,695	44,563
Total assets	$3,859,636	$3,850,094

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$2,678,473	$2,713,587
Securities sold under agreements to repurchase	4,000	8,000
Federal Home Loan Bank advances and other borrowings	496,690	465,206
Advance payments by borrowers for taxes and insurance	15,293	12,331
Accrued expenses and other liabilities	26,661	29,774
Total liabilities	3,221,117	3,228,898
Total stockholders’ equity	638,519	621,196
Total liabilities and stockholders’ equity	$3,859,636	$3,850,094

Total shares outstanding	48,856,796	48,526,658
Tangible book value per share (1)	$12.25	$11.97

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.6 million and $1.7 million at June 30, 2017, and December 31, 2016, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017		2016
Interest income:
Loans	$29,653	$27,682	$29,008	$58,661		$54,570
Mortgage-backed securities	2,260	2,888	2,356	4,616		5,657
Other securities	283	237	252	535		410
Federal Home Loan Bank of New York dividends	325	282	371	696		559
Deposits in other financial institutions	139	79	82	221		141
Total interest income	32,660	31,168	32,069	64,729		61,337
Interest expense:
Deposits	3,899	3,703	3,620	7,519		7,127
Borrowings	1,852	1,824	1,772	3,624		3,841
Total interest expense	5,751	5,527	5,392	11,143		10,968
Net interest income	26,909	25,641	26,677	53,586		50,369
Provision (recovery) for loan losses	511	14	372	883		(117)
Net interest income after provision for loan losses	26,398	25,627	26,305	52,703		50,486
Non-interest income:
Fees and service charges for customer services	1,107	1,174	1,218	2,325		2,372
Income on bank owned life insurance	1,010	1,004	2,458	3,468		1,993
Gains on securities transactions, net	256	247	408	664		249
Other	64	108	63	127		148
Total non-interest income	2,437	2,533	4,147	6,584		4,762
Non-interest expense:
Compensation and employee benefits	9,774	9,627	9,972	19,746		21,326
Occupancy	2,696	2,707	2,957	5,653		5,769
Furniture and equipment	287	371	305	592		725
Data processing	1,120	1,386	1,161	2,281		3,245
Professional fees	595	696	870	1,465		1,937
FDIC insurance	258	487	258	516		962
Other	1,888	2,220	2,021	3,909		5,029
Total non-interest expense	16,618	17,494	17,544	34,162		38,993
Income before income tax expense	12,217	10,666	12,908	25,125		16,255
Income tax expense	3,807	3,681	2,960	6,767		5,610
Net income	$8,410	$6,985	$9,948	$18,358		$10,645
Net income per common share:
Basic	$0.19	$0.16	$0.22	$0.41	0.24	$0.24
Diluted	$0.18	$0.15	$0.21	$0.39	230	$0.23
Basic average shares outstanding	45,252,136	44,350,458	45,022,365	45,137,791	44,144,433.956268	44,144,434
Diluted average shares outstanding	46,831,362	45,653,198	46,926,074	46,879,259	45,471,576.956268	45,471,577

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,041,774	$29,653	3.91%	$2,974,577	$29,008	3.95%	$2,720,983	$27,682	4.09%
Mortgage-backed securities (3)	428,757	2,260	2.11	451,590	2,356	2.12	552,738	2,888	2.10
Other securities (3)	61,202	283	1.85	58,229	252	1.76	62,595	237	1.52
Federal Home Loan Bank of New York stock	26,600	325	4.90	26,351	371	5.71	25,635	282	4.42
Interest-earning deposits in financial institutions	69,928	139	0.80	50,728	82	0.66	73,211	79	0.43
Total interest-earning assets	3,628,261	32,660	3.61	3,561,475	32,069	3.65	3,435,162	31,168	3.65
Non-interest-earning assets	282,492			283,845			254,230
Total assets	$3,910,753			$3,845,320			$3,689,392

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,731,451	$2,079	0.48%	$1,736,163	$2,030	0.47%	$1,606,415	$2,020	0.51%
Certificates of deposit	593,492	1,820	1.23	533,984	1,590	1.21	573,081	1,683	1.18
Total interest-bearing deposits	2,324,943	3,899	0.67	2,270,147	3,620	0.65	2,179,496	3,703	0.68
Borrowed funds	495,656	1,852	1.50	496,953	1,772	1.45	486,252	1,824	1.51
Total interest-bearing liabilities	2,820,599	5,751	0.82	2,767,100	5,392	0.79	2,665,748	5,527	0.83
Non-interest bearing deposits	382,353			383,029			366,506
Accrued expenses and other liabilities	71,853			68,603			52,264
Total liabilities	3,274,805			3,218,732			3,084,518
Stockholders' equity	635,948			626,588			604,874
Total liabilities and stockholders' equity	$3,910,753			$3,845,320			$3,689,392

Net interest income		$26,909			$26,677			$25,641
Net interest rate spread (4)			2.79%			2.86%			2.82%
Net interest-earning assets (5)	$807,662			$794,375			$769,414
Net interest margin (6)			2.97%			3.04%			3.00%
Average interest-earning assets to interest-bearing liabilities			128.63%			128.71%			128.86%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Six Months Ended
	June 30, 2017			June 30, 2016
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,008,361	$58,661	3.93%	$2,701,109	$54,570	4.06%
Mortgage-backed securities (3)	440,111	4,616	2.12	545,450	5,657	2.09
Other securities (3)	59,723	535	1.81	57,831	410	1.43
Federal Home Loan Bank of New York stock	26,476	696	5.30	25,408	559	4.42
Interest-earning deposits in financial institutions	60,381	221	0.74	76,278	141	0.37
Total interest-earning assets	3,595,052	64,729	3.63	3,406,076	61,337	3.62
Non-interest-earning assets	283,165			247,603
Total assets	$3,878,217			$3,653,679

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,733,794	$4,109	0.48%	$1,569,664	$3,896	0.50%
Certificates of deposit	563,902	3,410	1.22	580,762	3,231	1.12
Total interest-bearing deposits	2,297,696	7,519	0.66	2,150,426	7,127	0.67
Borrowed funds	496,301	3,624	1.47	501,021	3,841	1.54
Total interest-bearing liabilities	2,793,997	11,143	0.80	2,651,447	10,968	0.83
Non-interest bearing deposits	382,689			354,001
Accrued expenses and other liabilities	70,237			43,787
Total liabilities	3,246,923			3,049,235
Stockholders' equity	631,294			604,444
Total liabilities and stockholders' equity	$3,878,217			$3,653,679

Net interest income		$53,586			$50,369
Net interest rate spread (4)			2.83%			2.79%
Net interest-earning assets (5)	$801,055			$754,629
Net interest margin (6)			3.01%			2.97%
Average interest-earning assets to interest-bearing liabilities			128.67%			128.46%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.